EXHIBIT 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of February 27, 2007 (the “Effective Date”), by and between ChoicePoint Inc., a Georgia corporation (together with all the successors thereto, the “Employer” or “ChoicePoint”) and David E. Trine, a resident of the State of Georgia (the “Executive”).

Statement of Terms

The parties hereby agree as follows:

1.	Employment Terms

(a)	Employer hereby continues the employment of Executive, and Executive hereby accepts continued employment by Employer, upon the terms and conditions hereinafter set forth.

2.	Duties

(a)	Executive is hereby engaged as Senior Vice President and Chief Financial Officer. Executive’s duties and the ChoicePoint Executive to whom Executive will report (the “ChoicePoint Executive”) are described on Exhibit A, attached hereto and incorporated herein. Executive shall perform and discharge the duties which may be assigned to Executive from time to time in connection with the conduct of the business of Employer. Employer may change Executive’s title and duties if: (i) Employer has concluded in its reasonable judgment that such change is in Employer’s best interests, or (ii) Executive has failed to meet outlined yearly performance standards and objectives (e.g., revenue goals, profit objectives etc.). On an annual basis, the parties shall mutually agree in writing to such performance standards and objectives.

(b)	In addition to the duties specifically assigned to Executive, Executive shall: (i) diligently follow and implement all management policies and decisions communicated to Executive by the ChoicePoint Executive; (ii) timely prepare and forward or cause to be forwarded all reports and accountings relating to Employer as may be requested of Executive; (iii) devote the majority of Executive’s time, energy and skill during regular business hours to the diligent performance of Executive’s duties; and (iv) not devote any time or interest that conflicts with the business of Employer or any of its subsidiaries or affiliates.

(c)	Executive shall have the right to make contracts binding on ChoicePoint, to the extent consistent with the authorization of the Company described in Exhibit A, but shall not otherwise have the authority to bind ChoicePoint.

(d)	All funds and property received by Executive on behalf of ChoicePoint or any affiliate shall be received and held by Executive in trust, and Executive shall account for and remit all such funds to ChoicePoint.

3.	Compensation

(a)	As compensation for services hereunder during the term of Executive’s employment pursuant to this Agreement Employer shall pay to Executive a weekly salary of Five thousand two hundred and eighty-eight dollars and forty-six cents ($5,288.46) (which reflects an annualized amount of $275,000) (the “Initial Base Salary”) and starting February 17, 2007 a weekly salary of Five thousand four hundred and eighty dollars and seventy-six cents ($5,480.76) (which reflects an annualized amount of $285,000 (the “Base Salary”). The Base Salary shall be paid in accordance with Employer’s standard payroll practices in effect from time to time. Executive’s performance shall be reviewed annually by the ChoicePoint Executive and based upon such review, the Base Salary shall be subject to adjustment from time to time in the sole discretion of Employer.

(b)	Executive shall be eligible to receive an annual performance bonus (“Bonus”) based upon the operations and performance results of ChoicePoint. Such Bonus shall accrue and be due and payable annually in accordance with the incentive compensation policies established by Employer and as described in the attached Executive Fringe Benefit Program.

(c)	During the term of Executive’s employment, Executive shall be able to participate in the employee benefit plans of Employer including the Executive Fringe Benefit Program to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans and programs, subject to the rules and regulations applicable thereto. The current benefits plans and programs available to Executive are set forth in the ChoicePoint Summary of Benefit Plans (Exhibit B), the Executive Fringe Benefit Program (Exhibit C), and those, if any, which are not described in such documents are described in Exhibit D attached hereto.

(d)	During the term of Executive’s employment pursuant to this Agreement, Executive shall be entitled to six (6) weeks paid leave each year provided however, that, at the end of each calendar year, Executive shall forfeit all unused leave.

(e)	Executive shall be entitled to be reimbursed in accordance with the policies of Employer, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by Executive in the connection with Executive’s duties of employment hereunder; provided however, Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies adopted from time to time by Employer.

(f)	The salary, incentives, and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to employment hereunder, and Executive shall not be entitled to any compensation in addition to that set forth in this Section 3 for any services provided by Executive in any capacity to Employer, any subsidiary or affiliate thereof.

(g)	Employer may deduct from each payment of salary and other compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

(h)	In the event of the termination of Executive’s employment governed by this Agreement, the only severance amounts Executive shall be entitled to are set forth herein and subject to Section 4(c) below.

(i)	In the event of the termination of Executive’s employment following the Date of Expiration, Executive shall be entitled to receive severance payments upon the terms and conditions described in the ChoicePoint Severance Policy in existence at said time.

(j)	Any prior provision in this Section 3 to the contrary notwithstanding, the right of Executive to participate in certain ChoicePoint plans, and the terms and levels of such participation, shall at all times be subject to the approval of the Board of Directors of ChoicePoint or a committee authorized by it to approve or disapprove such participation.

4.	Term and Termination

(a)	The term of Executive’s employment pursuant to this Agreement shall commence upon the Effective Date and shall terminate at the end of business on April 25, 2009 (the “Date of Expiration”), unless earlier terminated under provisions of this Section 4 below, or extended by written agreement of Executive and ChoicePoint, in which event the end of any such extended period shall be the Date of Expiration. If Executive’s employment continues thereafter, it shall be at will.

(b)	Employer, at its sole election, shall be entitled to terminate the employment of Executive hereunder at any time if such is a Termination With Cause or a Termination Without Cause. The employment of Executive hereunder shall automatically terminate in the event of death of Executive or a Total Disability Termination, or said employment may terminate as a result of Constructive Termination as defined below.

(c)	If Executive’s employment is terminated by a Constructive Termination or a Termination Without Cause, then Employer shall continue to pay to Executive those severance amounts, and until those times, stated below; provided however, that Executive shall not be entitled to receive any such severance payments until and unless Executive executes and delivers to Employer within thirty (30) days after the effective date of termination of Executive’s employment, a release in form and substance reasonably satisfactory to Employer of all liability of Employer under this Agreement, or otherwise, except for Employer’s obligations to make severance payments under this Agreement and to distribute all vested benefits under the plans described in Section 3(c). Such severance payments shall be made in accordance with the standard payroll practices of Employer, and the severance amount shall be as follows:

(i)	if termination occurs (other than Termination With Cause) a lump sum payment equal to (a) fifty-two (52) weeks Base Salary and (b) bonus calculated based on achieving target for the year in which termination occurs, applied to your actual, prorated Base Salary for said year; or

(ii)	if termination occurs (other than Termination With Cause) within twelve (12) months after a Change in Control (as defined in Exhibit E), a lump sum payment equal to (a) seventy-eight (78) weeks of Base Salary and (b) bonus calculated based on achieving target, applied to your annualized Base Salary for the year in which termination occurs.

(d)

Upon the termination of Executive’s employment hereunder by reason of his death, or in the event of a Total Disability Termination, Voluntary Termination or Termination With Cause, Employer shall have no further obligation to Executive or his personal representative with respect to this Agreement, except for Base Salary accrued up to the date of such termination and unpaid at the date of such termination, plus accrued and vested rights of Executive under any incentive plan described in Section 3, and any other vested benefits described in Exhibits B, C or D.

(e)	As used in this Section 4, the following terms shall have the meanings ascribed to them below:

(i)	“Constructive Termination” means termination of Executive’s employment under this Agreement by Executive resulting from a material diminishment in Executive’s operational duties as described in Exhibit A or a material failure by Employer to fulfill its obligations under this Agreement, which is not cured within thirty (30) days after receipt by Employer of written notice from Executive specifying the nature of the material failure; provided however, that Employer actually receives such notice within sixty (60) days after Executive learns that such material failure has occurred and Executive terminates his employment under this Agreement within sixty (60) days after the date of such receipt.

(ii)	“Termination With Cause” means i) the conviction of Executive of a felony, a fraud or a crime involving moral turpitude, (ii) gross negligence or willful misconduct by Executive with respect to the Employer or any Affiliate of the Employer, (iii) Executive’s abandonment of Executive’s employment with the Employer or any Affiliate of the Employer, (iv) Executive’s willful insubordination or willful failure to follow the directions of the ChoicePoint Executive, which is not cured within five (5) days after written notice thereof to Executive, if, in the Employer’s reasonable discretion, such insubordination or failure to follow the directions may be cured, (v) Executive’s material breach of any employment policy of the Employer, including, without limitation, any non-discrimination and non-harassment policy of the Employer, which is not cured within five (5) days after written notice thereof to Executive, if, in the Employer’s reasonable discretion, Executive’s breach of such employment policy may be cured, or (vi) any other material breach by Executive of this Agreement or any other agreement between Executive and the Employer (or any Affiliate of the Employer) which is related to Executive’s employment with the Employer or such Affiliate, is in effect as of the date hereof and which is not cured within thirty (30) days after written notice thereof to Executive, if, in the Employer’s reasonable discretion, such breach may be cured.

(iii)	“Termination Without Cause” means a termination of Executive’s employment under this Agreement by Employer which is not a termination because of the death of Executive, a Termination With Cause, a Total Disability Termination, a Voluntary Termination, or a Constructive Termination.

(iv)

“Total Disability Termination” means a termination of Executive’s employment under this Agreement by Employer because (i) if the Executive is deemed disabled for purposes of any group or individual disability program provided by the Employer and at the time in effect, or (ii) if, in the good faith judgment of the ChoicePoint Executive, the Executive is substantially unable to perform the Executive's duties under this Agreement for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury.

(v)	“Voluntary Termination” means a termination of Executive’s employment under this Agreement by Executive that does not constitute a Constructive Termination. Executive agrees to give Employer two weeks notice of any Voluntary Termination.

5.	Confidentiality; Employee Non-Solicitation

(a)	Trade Secrets and Confidential Information.

(i)	All Proprietary Information (defined below), and all materials containing them, received or developed by Executive during the term of his employment by Employer (in this Section 5, the term “Employer” refers collectively to Employer and/or its affiliates) are confidential to Employer, and will remain Employer’s property exclusively. Except as necessary to perform Executive’s duties for Employer, Executive will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information. Executive’s obligations regarding Trade Secrets (defined below) will continue indefinitely, while Executive’s obligations regarding Confidential Information (defined below) will cease two (2) years from the date of termination of Executive’s employment with Employer for any reason.

(ii)	“Trade Secret” means information, including, but not limited to, technical and non-technical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, existing and future products and services, and employees of Employer which (A) derives independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Employer’s efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

“Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future will be developed, used or employed by Employer which are treated as confidential by Employer and not generally disclosed by Employer to the public, and which relate to the business or financial affairs of Employer, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

“Proprietary Information” means collectively the Confidential Information and Trade Secrets. Proprietary Information also includes information that has been disclosed to Employer by a third party that Employer is obligated to treat as confidential or secret.

Notwithstanding anything to the contrary in this subsection 5(a)(ii), “Proprietary Information” does not include any information that (A) is already known to Executive at the time it is disclosed to Executive by Employer; or (B) before being divulged by

Executive (1) has become generally known to the public through no wrongful act of Executive; (2) has been rightfully received by Executive from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Employer; (3) has been approved for release to the general public by a written authorization of Employer; (4) has been independently developed by Executive without use, directly or indirectly, of the Proprietary Information received from Employer; or (5) has been furnished to a third party by Employer without restrictions on the third party’s right to disclose the information.

(iii)	In the event Executive is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information of Employer, Executive shall provide Employer with prompt notice of such requirement in order to afford Employer an opportunity to seek an appropriate protective order. However, if Employer is unable to obtain or does not seek such protective order and Executive is, in the opinion of its counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

(iv)	Executive acknowledges that Employer is obligated under federal and state credit reporting and similar laws and regulations and third party vendor and customer agreements to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Employer, and that Employer is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Executive’s duties for Employer, Executive will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Employer is required to hold confidential under applicable federal and state laws and regulations, third party vendor and customer agreements and industry self-regulatory practices including without limitation, the IRSG, the Federal Fair Credit Reporting Act (15 U.S.C.§ 1681 et. seq.) and any state credit reporting statutes.

(b)	Employee Non-Solicitation. During the term of Executive’s employment by Employer and for two (2) years after Executive’s termination, Executive will not, either directly or indirectly, on his or her behalf or on behalf of others, solicit for employment, or attempt to solicit for employment, any employee of Employer with whom Executive had regular contact in the course of his or her employment or any employee of Employer at any facility where Executive performed services for Employer.

(c)	Customer Non-Solicitation. During the term of Executive’s employment by Employer and for two (2) years after Executive’s termination, Executive shall not directly or indirectly, for Executive or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customers of Employer with which Executive had actual contact during the term of Executive’s employment by Employer.

(d)	Return of Property. At Employer’s request or on termination of Executive’s employment with Employer for any reason, Executive will deliver promptly to

Employer all property of Employer in his possession or control, including, without limitation, all Proprietary Information, all materials containing them, and all originals and copies of all documents (whether in hard copy or stored in electronic form) which relate to or were prepared in the course of Executive’s employment (including, but not limited to, contracts, proposals or any information concerning the identity of customers, services provided by Executive and the pricing of these services).

(e)	Remedies. Executive agrees that the covenants and agreements contained in this Section 5 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer and the business of Employer; that immediate and irreparable injury, loss and damage will be suffered by Employer should Executive breach any such covenants and agreements; and that, in addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), in recognition of the fact that Executive has special, unique, unusual and extraordinary qualities that provides peculiar value to Employer’s business, Employer shall be entitled to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

6.	Inventions

(a)	Generally.

(i)	Executive agrees that all Company Inventions (defined below) conceived or first reduced to practice by Executive during Executive’s employment by Employer and all copyrights and other rights to such Company Inventions shall become the property of Employer. Executive hereby irrevocably assigns to Employer all of Executive’s rights to all Company Inventions.

(ii)	Executive agrees that if Executive conceives an Invention (defined below) during Executive’s employment with Employer for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, Executive shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination as to whether the Invention is a Company Invention.

(iii)	If, upon commencement of Executive’s employment with Employer under this Agreement, Executive has previously conceived any Invention or acquired any ownership interest in any Invention, which: (A) is executive’s property, or of which Executive is a joint owner with another person or entity; (B) is not described in any issued patent as of the Effective Date; and (C) would be a Company Invention if such Invention was made while Executive is an employee of Employer, then Executive shall, at his election, either: (1) provide Employer with a written description of the Invention on Exhibit C attached hereto, in which case the written description (but no rights to the Invention) shall become the property of Employer; or (2) provide Employer with a license as specified in subsection 6(a)(iv) of this Agreement.

(iv)

If Executive has previously conceived or acquired any ownership interest in an Invention described by the criteria set forth in the immediately preceding subsection 6(a)(iii) and Executive elects not to disclose such Invention to

Employer as provided therein, then Executive hereby grants to Employer a nonexclusive, paid up, royalty-free license to use and practice such Invention.

(v)	Executive hereby represents to Employer that he owns no patents, individually or jointly with others.

(vi)	Notwithstanding any other provision in this Section 6, in no event shall Executive’s assignment of any Invention to Employer apply to an Invention that Executive develops entirely on his own time during his employment with Employer without using Employer’s equipment, supplies, facilities, Proprietary Information, except for any Inventions that either: (A) relate at the time of conception or reduction to practice of the Invention to the Restricted “Business” (as such term is defined above) of Employer, or to actual or demonstrably anticipated research or development of Employer; or (B) result from any work performed by Executive for Employer.

(b)	Copyrights.

(i)	Executive agrees that any Works (defined below) created by Executive in the course of performing Executive’s duties as an employee of Employer are subject to the “Work for Hire” provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by Executive within the scope of Executive’s employment with Employer will be the property of Employer. Executive further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Employer the copyrights to any such Works, Executive shall assign and hereby does assign to Employer all right, title and interest to copyrights which Executive may have in such Works.

(ii)	Executive agrees to promptly disclose to Employer all Works referred to in the immediately preceding subsection and execute and deliver all applications for registration, registrations, and other documents relating to the copy rights to such Works and provide such additional assistance, as Employer may deem necessary and desirable to secure Employer’s title to the copyrights in such Works. Employer shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

(iii)	Executive hereby represents to Employer that he claims no ownership rights in any Works, except those described on Exhibit F attached hereto.

(c)	Section 6 Definitions. As used in this Section 6, the following terms shall have the meanings ascribed to them below:

(i)

“Company Invention” means any Invention which is conceived by Executive alone or in a joint effort with others during Executive’s employment by Employer which (A) may be reasonably expected to be used in a product or service of Employer, or a product or service similar to a product or service of Employer; (B) results from work that Executive has been assigned as part of his duties as an employee of Employer; (C) is in an area of technology which is the same or substantially related to the areas of technology with which Executive is involved in the performance of Executive’s duties as an employee of Employer; or (D) is useful, or which Executive reasonably expects may be useful, in any manufacturing, product or service design process of Employer.

(ii)	“Invention” means any discovery, whether or not patentable, including, but not limited to, any useful idea, invention, improvement, innovation, design, process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Executive has a reasonable basis to believe may be new.

(iii)	“Works” means a copyrightable work of authorship, including without limitation, any technical descriptions for products, services, user’s guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

(d)	Statutory Notice. In accordance with Section 2872 of the California Labor Code, Executive is hereby notified that the provisions of this Section 6 requiring assignment of certain Inventions to Employer do not, in any event, apply to any invention which qualifies under the provisions of Section 2870 of such Code. Section 2870(a) of the California Labor Code provides as follows:

§2870. Inventions on Own Time – Exemption from Agreement

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)	Result from any work performed by the employee for the employer.

7.	Representations and Warranties of Executive. Executive hereby represents and warrants to Employer that:

(a)	Executive is not subject to any restriction contained in any agreement, court order or otherwise, including without limitation any agreement with a prior employer or other principal, against entering into this Agreement or performing in accordance with its terms.

(b)	Executive has not provided Employer with any Proprietary Information of any third party, without appropriate authorization to do so.

8.	Remedies

Executive agrees that the covenants and agreements contained in Sections 5,6 and 7 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of ChoicePoint and the business of ChoicePoint; that ChoicePoint is engaged in and throughout the United States in its business; that irreparable loss and damage will be suffered by ChoicePoint should Executive breach any of such covenants and agreements; and that, in addition to other remedies available to it, ChoicePoint shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

9.	Notices

(a)	All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such addresses as shall be given in writing by the parties to one another):

If to ChoicePoint:	ChoicePoint Inc.

1000 Alderman Drive

Alpharetta, Georgia 30005

Attention: Carol A. DiBattiste, Esq. General Counsel & Chief Privacy Officer

If to Executive:	______________________________

______________________________

________, ________ __________

(b)	Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date hereof.

10.	Miscellaneous

(a)	Assignment. This Agreement may be assigned only to ChoicePoint’s affiliates and successors in interest and shall inure to the benefit of and may be binding upon such affiliates or successors. Neither this Agreement nor any right of Executive hereunder may be assigned by Executive (or his personal representative, if applicable), nor may Executive in any way delegate the performance of his covenants and obligations hereunder. Any attempted assignment by Executive shall be void.

(b)	Waiver. The waiver by ChoicePoint of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)	Entire Agreement. This Agreement and Exhibits A, B, C, D, E & F attached hereto embody the entire agreement of the parties hereto relating to the employment by ChoicePoint of Executive in the capacity herein stated. This Agreement shall supersede all prior written or oral understandings or agreements.

(d)	Amendment and Termination. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(e)	Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

(f)	The covenants, warranties and agreement of Executive in Sections 5, 6 , 7 and 8 and the obligations of Employer in Section 4, shall survive the termination of Executive’s employment hereunder and shall not be extinguished thereby.

(g)	Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(h)	Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its conflicts of laws provisions.

IN WITNESS WHEREOF, Employer and Executive have each executed and delivered this Agreement as of the date first shown above.

EMPLOYER:

By:	/s/ Steven W. Surbaugh
Date:	February 27, 2007
Name:	Steven W. Surbaugh
Title:	EVP and Chief Administrative Officer

EXECUTIVE:

Signature:	/s/ David E. Trine

Date:	February 27, 2007

EXHIBIT A

INITIAL DUTIES AND RESPONSIBILITIES OF THE EXECUTIVE

Title: Senior Vice President and Chief Financial Officer

Duties:

David E. Trine (“Executive”) shall be responsible for the management of ChoicePoint Inc. (“Company”), as indicated below in his capacity as Senior Vice President and Chief Financial Officer. The duties set forth below may be modified by Employer in accordance with the terms of the Employment Agreement, dated February 1, 2007, between the Employer and Executive.

Executive will report to the Company’s Chief Administrative Officer. Executive’s primary responsibility is to provide leadership and direction to the overall finance, and accounting function at the Employer and to provide general financial advice and counsel to the senior management team and the Board of Directors. The primary duties of the Executive are:

1.	Directing the preparation of annual operating budgets and the monitoring and reporting of monthly performance vs. budget internally to the Board of Directors, appropriate regulatory bodies, and the Company’s shareholders pursuant to Company policy, and all regulations and laws.

2.	Directing preparation and review of capital requests to the appropriate level of authority as prescribed by Company policy and the By-Laws.

3.	Preparing of special financial analyses relating to the Company as may be required from time to time by the Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, Board of Directors, and outside auditors.

4.	Oversight and supervision of day-to-day accounting and finance functions and the timely preparation and maintenance of accurate financial records, including:

a.	accounts payable

b.	credit, billing, and collections

c.	general accounting

d.	fixed asset accounting

e.	payroll processing and HR deduction compliance documentation maintenance

f.	treasury and cash management

g.	financial and management reporting

h.	tax

A - 1

5.	Under direction of Chief Administrative Officer, at specified intervals, causing proposed operating and capital expenditure budgets to be reviewed and approved by the Board of Directors.

6.	Under direction of Chief Administrative Officer, planning and directing investigations and negotiations pertaining to mergers, joint ventures, acquisitions of businesses, or the sale of the Company’s assets pursuant to Company policy and the By-Laws.

7.	Analyzing operating results of the Company relative to establishing financial objectives and insuring that appropriate steps are taken to correct any unsatisfactory conditions.

8.	Insuring the adequacy and soundness of the Company’s financial structure, reviewing projections of the Company’s working capital requirements, causing negotiations or otherwise arranging for outside financing as maybe indicated.

A - 2

EXHIBIT B

Summary of Benefit Plans

2007 Benefits Summary

Medical

ChoicePoint offers you the choice of a CDHC Plan (consumer directed healthcare) through Aetna, PPO Plans (preferred provider organization) through Aetna or United Healthcare and an EPO Plan (exclusive provider organization) through United Healthcare. Choosing a medical plan for yourself and your family is a personal decision based on your specific needs. This is why ChoicePoint provides different medical plans for your selection.

All of the plans provide comprehensive health care services with varying levels of benefits. The plans provide prescription drug benefits and promote wellness. The differences between the plans are the deductibles, copayments, coinsurance amounts, out-of-pocket costs and the premiums.

Dental

Participants may choose from Delta Dental’s nationwide network of preferred dentists who provide services at special contracted rates, or they may choose any other dentist. Your portion of the cost is lower if you use a preferred dentist.

Plan coverage provides preventive services at 100% (no matter which dentist is used), general services at 90% (70% using a non-preferred dentist), major services at 60% (50% using a non-preferred dentist) and orthodontic services at 50%. For non-orthodontic services, the annual deductible is $50 per person ($150 per family) with an annual benefit maximum of $1,500 per person. For orthodontic services, there is a $50 per person lifetime deductible and a $1,500 lifetime maximum benefit. This plan is not always open for new enrollees during the annual enrollment period, so an associate wishing to participate should enroll during their new hire enrollment period. If associates do not enroll as a new hire, they may not be able to enroll in the future, unless they experience a family status change.

Vision

This benefit is offered through EyeMed Vision Care. EyeMed offers national access to over 30,000 providers. The plan offers both optical retailers and independent providers. The plan offers eye exams, lenses, lens options and contact lenses with a copay.

401(k) Plan

ChoicePoint’s 401(k) Plan is a smart way to save money for retirement. Associates can begin contributing after they have completed ninety days of service. The record keeper and investment manager for the 401(k) Plan is Fidelity Investments.

Through payroll deductions, associates may contribute up to 75% of their available compensation up to Internal Revenue Service (IRS) limits. (Contributions are limited to 10% of base pay for those who qualify as highly compensated associates.) Participants receive a guaranteed company match of 25% in the form of ChoicePoint stock for the first 6% saved; however, the company match has been greater than 25% over the last seven years. Participants have a choice of 17 investment funds.

With wise planning, an associate’s 401(k) Plan contributions with the company match, other individual savings and Social Security benefits offer the possibility of a secure retirement.

Short-Term Disability

Benefit-eligible associates with a minimum of three months of service are eligible for the short-term disability (STD) plan. ChoicePoint pays the full cost. If a disability exceeds five consecutive workdays, the associate applies for disability benefits directly with the insurance carrier who administers the plan. Associates will receive 100% of their normal salary for the first four weeks of disability (a total of four weeks in any one calendar year), and 70% of their normal salary for the remainder of their eligible disability period, with a maximum benefit pay-out of 90 days, if the insurance carrier approves their application for disability.

Maternity leave is paid at 100% of salary for an eight-week period through the STD plan. If the period of disability continues for longer than eight weeks, STD coverage continues at 70% of salary up to an additional five weeks, for a combined STD plan maximum of 13 weeks.

Long-Term Disability

Benefit-eligible associates have the opportunity to buy insurance, at group rates, that will pay benefits if they are totally disabled for more than 90 days. The plan benefits and income from all sources will replace 60% of monthly basic earnings up to a maximum monthly benefit of $10,000, if the insurance carrier approves the disability application. There is no evidence of insurability required for this plan if associates enroll during their new hire enrollment period. If this benefit is waived when first eligible, evidence of insurability would be required for future enrollment.

Dependent Care Spending Account

Participants may set aside before-tax dollars for eligible dependent day and elder care expenses they expect to pay while they work during the year. After paying these expenses, participants are reimbursed from their accounts in tax-free dollars.

Healthcare Spending Account

The Healthcare Spending Account (HCSA) lets participants set aside before-tax dollars for health and dental expenses they expect to pay out-of-pocket during the year. Expenses are either reimbursed to you or paid directly to the provider in tax-free dollars.

Many non-prescription, over-the-counter (OTC) drugs, medicines and medical care items are considered eligible for reimbursement under the HCSA.

Basic Life and AD&D Insurance

This is basic term life insurance protection paid for by ChoicePoint. An associate’s coverage amount is the lesser of $50,000 or 50% of salary. The plan pays additional benefits for accidental death and dismemberment (AD&D).

Optional Life and AD&D Insurance

Participants may customize their life insurance to fit their needs by purchasing additional term life and AD&D insurance at a special group rate. This plan offers six levels of term life — one, two, three, four, five or six times a participant’s annual salary, up to a maximum of $1.2 million — plus AD&D insurance. An associate enrolling for coverage amounts of four, five or six times annual salary will be required to provide evidence of insurability and be approved by the insurance carrier in order for the coverage to become effective. Also, participants may apply for life insurance for their spouse subject to maximum coverage limitations of $100,000 and $10,000 for each of their children. Participants may convert this insurance to private coverage if they leave the company.

24-hour Business Travel Accident Insurance

ChoicePoint provides this insurance to protect your family’s financial security if an associate dies or becomes dismembered as a result of an injury sustained while traveling on company business. The amount of coverage is based on annual salary and the type of loss. (Certain restrictions apply.)

Paid Leave

ChoicePoint provides benefit-eligible associates with paid leave that increases with their length of service. In years 1-3, 3 weeks (prorated in year 1 based on date of hire); years 4-10, 4 weeks; years 11-20, 5 weeks; and over 20 years, 6 weeks. Also, all benefit-eligible associates who have had at least three months of benefit-eligible service with ChoicePoint as of the date one week prior to the birth or adoption of a child will be eligible for a two-week paid period of adoption or paternity leave.

Holidays

ChoicePoint provides benefit-eligible associates with 11 paid holidays to be taken during each calendar year. The seven standard holidays are New Year’s Day, Martin Luther King, Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each ChoicePoint location provides associates with four additional paid holidays — either as designated or floating holidays. (Certain limitations apply to the number of floating holidays granted to new or reinstated associates.)

Leaves of Absence

All associates are eligible for unpaid leaves of absence for family or medical reasons in accordance with the federal Family and Medical Leave Act (FMLA). FMLA leave is available: (a) for the associate’s own serious health condition that makes the associate unable to perform his or her job functions; (b) to care for a spouse, child or parent with a serious health condition; and (c) for the birth of a child or the placement with the associate of a child for adoption or foster care, or to care for the child during the 12 months after the birth or the placement. Associates also may be eligible for paid leave as described in previous benefit descriptions within this document.

Tuition Aid

ChoicePoint helps associates pay for business-related courses toward associate, bachelor’s, master’s and doctorate degrees, or other education related to their job. (Certain limits apply.)

Employee Assistance Program

The ChoicePoint Employee Assistance Program offers confidential assistance in resolving emotional, substance abuse, financial, marital and stress-related problems for ChoicePoint associates and their immediate families. The cost for consultation with a counselor is fully paid by ChoicePoint subject to certain annual limits. Additional costs or special long-term counseling needs are discussed with the associate in advance and should be coordinated with the associate’s healthcare insurance.

EXHIBIT C

Executive Fringe Benefit Program

ChoicePoint

Executive Fringe

Benefit Program

2007

Eligibility for this program is based upon “salary-level” classification within ChoicePoint.

Salary Level Senior Vice President

You are eligible to participate in these programs subject to the terms and provisions established by ChoicePoint from time to time.

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ANNUAL INCENTIVE BONUS: The current plan has a target bonus of fifty percent (50%) of your actual base compensation paid for the year. The maximum bonus is one-hundred percent (100%) based on individual and corporate performance. Should financial performance exceed maximum, additional bonus payouts can be made at the discretion of the CEO. This bonus can be reduced by twenty-five percent (-25%) or increased by another fifty (50%) based on the accomplishment of your transformational priorities. You must start employment by October 1 to be eligible in the first year of employment. Refer to the ChoicePoint Incentive Compensation Plan for more information on this program. Questions about your transformation priorities should be discussed with your manager.

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STOCK OPTIONS: Options are awarded at the discretion of the Compensation Committee of the Board under the ChoicePoint Inc. 2006 Omnibus Incentive Plan. Future grants will be communicated to you by your manager.

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FINANCIAL PLANNING: You are eligible to receive financial planning and income tax preparation services from PricewaterhouseCoopers. This service includes a financial plan and an annual review update. The yearly benefit of this service shall not exceed $10,000.

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PERSONAL EXCESS LIABILITY INSURANCE POLICY (“UMBRELLA POLICY”): ChoicePoint will provide, at no charge to you, a $5,000,000 insurance policy for your benefit. This coverage is in addition to the coverage limits provided in your personal insurance policies such as your homeowners’ personal liability policy and your automobile liability policy.

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COMPANY PHYSICAL: ChoicePoint will pay up to $1,000 per year for you to receive a health and life style assessment that has been customized to your specific age, gender, health history, and life style. Generally, this includes a physical exam, tests and other screening procedures that are recommended for a person your age by the American Medical Association (AMA). This may be provided by your physician, or if you would like to utilize St. Joseph’s Executive Health Center in Atlanta, please contact the ChoicePoint Benefits Department.

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401(k) NON-QUALIFIED EXCESS PLAN: You are entitled to participate in the ChoicePoint Inc. Deferred Compensation Plan which may include the following: (a) voluntary deferrals of salary or bonus and (b) Employer contributions otherwise limited under the Employer’s qualified retirement plans on account of limits imposed by the Internal Revenue Code. The ChoicePoint Benefits Department should be contacted for questions on this program.

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SHORT TERM DISABILITY: You are eligible to use this plan after completion of three months of service with ChoicePoint. ChoicePoint will pay the full cost of the program. If your disability exceeds five consecutive workdays, you will be immediately eligible upon adequate medical documentation that supports the disability. You will receive 100% of your normal base salary during your disability, with a maximum benefit pay out of 90 calendar days (3 months). Please refer to the ChoicePoint Inc. Executive Employee Short Term and Long Term Disability Plan Summary of Benefits for more information on this program.

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LONG TERM DISABILITY: You are eligible to use this plan after you have been disabled for 90 calendar days (3 months). The plan benefits and income from all sources (as defined in ChoicePoint’s Group LTD Plan) will replace 45% of your normal base salary. The Vice President,

Insurance and Benefits shall determine in good faith whether the Executive has suffered Total Disability. Please refer to the ChoicePoint Inc. Executive Employee Short Term and Long Term Disability Plan Summary Plan Description for more information on the terms and conditions for this program. Benefits will cease the earlier of: (a) age 65 or (b) the end of your Total Disability.

EXHIBIT D

Additional Executive Benefits

None.

EXHIBIT E

“Change in Control” means if, at any time, any of the following events shall have occurred:

(i)	The Employer is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Shares immediately prior to such transaction;

(ii)	The Employer sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Shares immediately prior to such sale or transfer;

(iii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing thirty (30%) percent or more of the Voting Shares;

(iv)	Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Employer has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction, provided, that a Change in Control will not be deemed to have occurred if a potential change in control disclosed in such filing does not in fact occur; or

(v)	If during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer’s shareholders, of each Director of the Employer first elected during such period was approved by a vote of at least two-thirds of the Directors of the Employer then still in office who were Directors of the Employer at the beginning of any such period.

(vi)

Notwithstanding the foregoing provisions of Subsections (iii) and (iv) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement (A) solely because (1) the Employer, (2) a subsidiary of the Employer, (3) any Employer-sponsored employee stock ownership plan or other employee benefit plan of the Employer or (4)

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Executive, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act, disclosing beneficial ownership by such company, plan or the Executive of shares of Voting Shares, whether in excess of thirty (30%) percent or otherwise, or because the Employer reports that a change of control of the Employer has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) solely because of a change in control of any Subsidiary.

Notwithstanding the foregoing, if prior to any event described in Subsections (i), (ii), (iii) or (iv) of this Exhibit instituted by any person who is not an officer or director of the Employer, or prior to any disclosed proposal instituted by any person who is not an officer or director of the Employer which could lead to any such event, or irrespective of the possibility of such an event, management proposes any restructuring of the Employer which ultimately leads to an event described in Subsections (i), (ii), (iii) or (iv) of this Exhibit E pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement.

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EXHIBIT F

Copyrights and Inventions

None